Exhibit 12(a)(1)(v)

Form of Letter to Clients

Key Technology, Inc.

Offer to Exchange its
Series D Convertible Preferred Stock
for any and all of its outstanding
Series B Convertible Preferred Stock

To Our Clients:

Enclosed for your consideration is an Offering Memorandum, dated April 25, 2002 (the “Offering Memorandum”), of Key Technology, Inc., an Oregon corporation (the “Company”), and a related Letter of Transmittal (which together with the Offering Memorandum constitute the “Exchange Offer”), relating to the Exchange Offer by the Company to exchange any and all of its issued and outstanding Series B Convertible Preferred Stock, $0.01 par value (“Series B Preferred”), for shares of its newly issued Series D Convertible Preferred Stock, $0.01 par value (“Series D Preferred”). The exchange ratio will be one share of Series D Preferred for one share of Series B Preferred.

Please note that the Exchange Offer will expire at 5:00 p.m., New York City time, on June 14, 2002 (the “Expiration Date”), unless the Company extends or withdraws the Exchange Offer. The Company reserves the right to delay accepting any Series B Preferred for exchange or to terminate or not proceed with the Exchange Offer, or to extend or otherwise amend the Exchange Offer.

This material is being forwarded to you as the beneficial owner of Series B Preferred shares carried by us in your account but not registered in your name. A tender of such shares may only be made by us as the holder of record and pursuant to your instructions. The accompanying Letter of Transmittal is furnished to you for your information only and may not be used by you to tender your shares.

Accordingly, we request instructions as to whether you wish us to tender any or all such Series B Preferred shares held by us for your account, pursuant to the terms and conditions of the Exchange Offer as described in the enclosed Offering Memorandum and Letter of Transmittal. Your instructions to us should be forwarded as promptly as possible in order to permit us to tender your shares on your behalf in accordance with the provisions of the Exchange Offer. If you wish to have us tender any or all of your Series B Preferred shares, please so instruct us by completing, executing and returning to us the attached instruction form.

NAME OF BROKER DEALER:

INSTRUCTION WITH RESPECT TO THE EXCHANGE OFFER

OF

KEY TECHNOLOGY, INC.

The undersigned acknowledge(s) receipt of your letter, the Offering Memorandum describing the Exchange Offer by the Company to exchange any and all of its issued and outstanding Series B Preferred shares, and the related Letter of Transmittal.

This will instruct you to tender the number of Series B Preferred shares indicated below (or, if no number is indicated below, all shares) held by you for the account of the undersigned pursuant to the terms and conditions of the Exchange Offer as set forth in the Offering Memorandum and the related Letter of Transmittal.

Number of Series B Preferred shares to be Tendered:

Date:

Please Type or Print Address(es)

Area Code and Telephone Number	Signature(s)

Taxpayer Identification or Social Security Number(s)

Please print name(s) here

UNLESS A SPECIFIC CONTRARY INSTRUCTION IS GIVEN IN THE SPACE PROVIDED, YOUR SIGNATURE(S) HEREON SHALL CONSTITUTE AN INSTRUCTION TO US TO TENDER ALL OF YOUR SERIES B PREFFERED SHARES HELD BY US PURSUANT TO THE TERMS AND CONDITIONS SET FORTH IN THE OFFERING MEMORANDUM AND THE RELATED LETTER OF TRANSMITTAL.

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